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                                                                   EXHIBIT 10(L)

                                   SUMMARY OF
                              BANK ONE CORPORATION
                            EXECUTIVE LIFE PLUS PLAN


General

The Executive Life Plus Plan (the "Plan") is a permanent whole life insurance benefit available to Management Committee members. The Plan provides a consistent and competitive life insurance benefit to replace the various legacy death benefit programs.

The Plan replaces the FCNBD Executive Estate Plan and supplement the legacy Banc One Executive Life Plan.

Death Benefit Amounts Under the Plan

The Plan provides a pre-retirement death benefit of 4 times annual base pay and a post retirement death benefit of 2 times annual base pay.

Plan Design and Benefit Sharing

The policy under the Plan is provided under a split dollar life insurance arrangement. Bank One pays its portion of the premium as well as the executive's portion. Bank One will then provide a full gross-up for any income tax due on paying the executive's portion of the premium payment. When the split dollar agreement terminates, Bank One can collect from the proceeds the premiums it has paid, up to the policy's cash value. Bank One will not be reimbursed for the executive's share of the premium.

Participants will continue to participate and Bank One will continue to pay premiums under the Plan until the participant has attained age 65 or has participated in the Plan for 15 years (measured from enrollment date of 11/1/99), whichever period of time is longer.

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Options at Early                Policy continues unchanged if participant
Retirement                      retires after age 55 with at least 25 years of
                                service with Bank One. Bank One continues to pay
                                the entire premium to age 65 or for 15 years,
                                whichever period of time is longer. (For legacy
                                Banc One participants who were at least age 50
                                with 5 years of service by 12/31/99, or
                                participated in the Plan previously, the above
                                15-year period is reduced to 10 years.)
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Cash value                      Projected to grow for as long as participant's
                                policy remains in force.
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Options at retirement           Policy can be continued for death benefit
(age 65, or 15 years, if        coverage; participant may take a loan from the
later)                          policy's cash value; participant may use the
                                policy's cash value to purchase an annuity;
                                participant may surrender the policy for its
                                cash value; or any combination of these options.
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If participant leaves Bank      Bank One is reimbursed from the policy for its
One before eligible for         premium payments. Bank One will not be
early retirement                reimbursed for the executive's share of the
                                early retirement premium paid by Bank One.
                                Participant then receives any remaining cash value. Alternatively, participant may opt to purchase the policy and continue the coverage.
                                If this option is chosen, participant must reimburse Bank One for its premium payments.